Exhibit 5.5

April 15, 2005

Cooper-Standard Automotive NC L.L.C.
c/o Cooper-Standard Automotive Inc.
39550 Orchard Hill Place Drive
Novi, Michigan 48375

Ladies and Gentlemen:

We have acted as special counsel to Cooper-Standard Automotive NC L.L.C., a North Carolina limited liability company (the "Company"), in connection with the Registration Statement on Form S-4, File No. 333-123708 (the "Registration Statement"), filed by Cooper-Standard Automotive Inc., an Ohio corporation (the "Issuer"), Cooper-Standard Holdings Inc., a Delaware corporation ("Holdings") and certain subsidiaries of the Issuer named on Annex I attached hereto (the "Subsidiary Guarantors" and, collectively with Holdings, the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to (i) the issuance by the Issuer of $200,000,000 aggregate principal amount of 7% Senior Notes due 2012 (the "Senior Exchange Notes") and the issuance by the Guarantors of guarantees (the "Senior Guarantees") relating to the Senior Exchange Notes and (ii) the issuance by the Issuer of $350,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014 (the "Senior Subordinated Exchange Notes" and, together with the Senior Exchange Notes, the "Exchange Notes") and the issuance by the Guarantors of guarantees (the "Senior Subordinated Guarantees" and, together with the Senior Guarantees, the "Guarantees") relating to the Senior Subordinated Exchange Notes. The Senior Exchange Notes will be issued under an indenture (the "Senior Indenture"), dated as of December 23, 2004, among the Issuer, the Guarantors and Wilmington Trust Company, as Trustee, and the Senior Subordinated Exchange Notes will be issued under an indenture (the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), dated as of December 23, 2004, among the Issuer, the Guarantors and Wilmington Trust Company, as Trustee. The Senior Exchange Notes will be offered by the Issuer in exchange for $200,000,000 aggregate principal amount of its outstanding 7% Senior Notes due 2012 and the Senior Subordinated Exchange Notes will be offered by the Issuer in exchange for $350,000,000 aggregate principal amount of its outstanding 8 3/8% Senior Subordinated Notes due 2014.

For purposes of rendering our opinion set forth herein, we have examined the Registration Statement and the Indentures, and we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, certificates of public officials, officers of the Company and other persons, and agreements, instruments and other documents, and have made such other investigation, as we have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such duplicates or copies. We have further assumed that as to factual matters any certificate, representation or other document upon which we have relied and which was given or dated earlier than the date of this letter, continues to remain accurate, insofar as relevant to the opinions contained herein, from such earlier date through and including the date hereof.

Research Triangle, NC
Charleston, SC

Cooper-Standard Automotive NC L.L.C.
c/o Cooper-Standard Automotive Inc.
April 15, 2005

Based upon the foregoing, and such legal considerations as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.        The Company has duly authorized, executed and delivered the Indentures.

2.        The execution and delivery by the Company of the Indentures, and performance of its obligations thereunder, do not and will not violate the laws of the State of North Carolina.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and we express no opinion with respect to the laws of any other jurisdiction, including the federal laws of the United States. We express no opinion concerning any matter or affected by any laws other than laws that a lawyer admitted to practice in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions contemplated in the Indentures. Without limiting the generality of the foregoing, we express no opinion concerning the following legal issues or the application of any such laws or regulations to the matters on which our opinions are referenced:

(i)	federal and state securities laws and regulations;

(ii)	Federal Reserve Board margin regulations;

(iii)	pension and employee benefit laws and regulations;

(iv)	federal and state antitrust and unfair competition laws and regulations;

(v)	federal and state laws and regulations concerning document filing requirements and other filing requirements;

(vi)	compliance with fiduciary duty requirements;

(vii)	the statutes, administrative decisions, and rules and regulations of county, municipal and special political subdivisions, whether state-level, regional or otherwise;

(viii)	federal and state laws and regulations concerning the condition of title to any property or the priority of a lien or security interest in real or personal property;

(ix)	fraudulent transfer laws;

(x)	federal and state environmental laws and regulations;

(xi)	federal and state tax laws and regulations;

Cooper-Standard Automotive NC L.L.C.
c/o Cooper-Standard Automotive Inc.
April 15, 2005

(xii)	federal and state land use and subdivision laws and regulations;

(xiii)	state and federal regulatory laws or regulations specifically applicable to any entity as a result of its non-profit status or solely because of the business in which it is engaged; or

(xiv)	the priority of any lien purported to be created by the Indentures.

The opinions expressed in this letter are given solely for the benefit of the Company in connection with the transactions referred to in the Registration Statement and the Indentures (the "Transactions"). The opinions expressed in this letter may not be relied upon, in whole or in part, for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that Simpson Thacher & Bartlett LLP may rely on the opinions expressed herein in connection with the Transactions. The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events or change in applicable law that may occur subsequent to such date.

We hereby consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Moore & Van Allen PLLC

Moore & Van Allen PLLC

ANNEX I

SUBSIDIARY GUARANTORS

Legal Name	Jurisdiction of Incorporation
Cooper-Standard Automotive Fluid Systems Mexico Holding LLC	Delaware
Cooper-Standard Automotive NC L.L.C.	North Carolina
Cooper-Standard Automotive OH, LLC	Ohio
CSA Services Inc.	Ohio
NISCO Holding Company	Delaware
North American Rubber, Incorporated	Texas
StanTech, Inc.	Delaware
Sterling Investments Company	Delaware
Westborn Service Center, Inc.	Michigan